As filed with the Securities and Exchange Commission on November 3, 2023

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MCEwen Mining Inc.

(Exact name of registrant as specified in its charter)

Colorado	84-0796160
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

150 King Street West, Suite 2800

Toronto, Ontario, Canada M5H 1J9

(Address of principal executive offices)  (Zip code)

Amended and Restated McEwen Mining Inc.

Equity Incentive Plan

(Full title of the plan)

Robert McEwen, Chief Executive Officer

McEwen Mining Inc.

150 King Street West, Suite 2800

Toronto, Ontario, Canada M5H 1J9

(866) 441-0690

(Name, address and telephone number of agent for service)

Copy to:

Scott A. Berdan

Polsinelli PC

1401 Lawrence, Suite 2300

Denver, Colorado 80202

(303) 583-8235

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed pursuant to General Instruction E to Form S-8 to register 1,250,000 shares of McEwen Mining Inc. (the “Registrant,” “us,” “our,” or “we”) common stock, no par value (“Common Stock”), which may be issued pursuant to the Amended and Restated McEwen Mining Inc. Equity Incentive Plan (the “Restated Plan”). Effective April 16, 2021, the Registrant’s Board of Directors approved an amendment to the Restated Plan to increase the number of shares of Common Stock reserved for issuance under the Restated Plan. That amendment was approved by the shareholders of the Registrant on June 28, 2021. Accordingly, as amended, the total number of shares of the Registrant’s Common Stock authorized for issuance under the Restated Plan is 3,000,000, of which 1,250,000 million shares are being registered hereby. The number of shares of Common Stock registered hereunder, and as referenced in this Explanatory Note, give effect to the one-for-ten reverse stock split effected by Registrant on July 27, 2022.

Pursuant to General Instruction E to Form S-8, the Company hereby incorporates by reference the contents of the Company’s registration statements on Form S-8 filed for the Restated Plan with the Securities and Exchange Commission (the “Commission”) on May 9, 2000 (File No. 333-36600), as amended through the date hereof; on January 28, 2004 (File No. 333-112269), as amended through the date hereof; on July 13, 2007 (File No. 333-144563), as amended through the date hereof; on January 24, 2012 (File No. 333-179144), as amended through the date hereof, and on June 3, 2015 (File No. 333-204693), as amended through the date hereof.

ii

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to employees and other participants in the Restated Plan as specified by Rule 428(b)(1) of the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission” or the “SEC”) are incorporated by reference into this Registration Statement:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on March 14, 2023, as amended by Amendment No. 1 on Form 10-K/A, filed with the SEC on June 29, 2023;

(b)	the Registrant's Definitive Proxy Statement on Schedule 14A, filed with the SEC on May 1, 2023 (excluding those portions that are not incorporated by reference into the Registrant's Annual Report on Form 10-K for the year ended December 31, 2022)

(c)	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the Commission on May 8, 2023;

(d)	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, filed with the Commission on August 8, 2023;

(e)	the Registrant’s Current Reports on Form 8-K filed with the Commission on March 1, 2023, and as amended by Amendment No. 1 filed with the Commission on March 15, 2022, May 30, 2023, July 3, 2023, July 6, 2023, August 15, 2023, October 6, 2023, and October 16, 2023 as Amended by Amendment No. 1 on Form 8-K/A, filed with the SEC on November 3, 2023, and October 24, 2023 (in each case excluding any information furnished under Item 7.01 or otherwise);

(f)	the description of the Registrant’s common stock, which is contained in a Registration Statement on Form 8-A12B filed with the Commission on October 28, 2010, as updated by Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, including any amendments or supplements thereto.

All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Expert and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

We have entered into indemnification agreements with each of our executive officers and directors which provide that we must indemnify, to the fullest extent permitted by the laws of the State of Colorado, but subject to certain exceptions, any of our directors or officers who are made or threatened to be made a party to a proceeding, by reason of the person serving or having served in their capacity as an executive officer or director with us. We may also be required to advance expenses of defending any proceeding brought against them while serving in such capacity.

Our Articles of Incorporation and Bylaws provide that we must indemnify, to the fullest extent permitted by the laws of the State of Colorado, any of our directors, officers, employees or agents made or threatened to be made a party to a proceeding, by reason of the person serving or having served in a capacity as such, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain standards are met.

The Colorado Business Corporation Act (“CBCA”) allows indemnification of directors, officers, employees and agents of a company against liabilities incurred in any proceeding in which an individual is made a party because he or she was a director, officer, employee or agent of the company if such person conducted himself in good faith and reasonably believed his actions were in, or not opposed to, the best interests of the company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A person must be found to be entitled to indemnification under this statutory standard by procedures designed to assure that disinterested members of the board of directors have approved indemnification or that, absent the ability to obtain sufficient numbers of disinterested directors, independent counsel or shareholders have approved the indemnification based on a finding that the person has met the standard. Indemnification is limited to reasonable expenses.

Our Articles of Incorporation limit the liability of our directors to the fullest extent permitted by the CBCA. Specifically, our directors will not be personally liable for monetary damages for breach of fiduciary duty as directors, except for:

•	any breach of the duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law;

•	dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions;

•	violations of certain laws; or

•	any transaction from which the director derives an improper personal benefit.

Liability under federal securities law is not limited by our Articles of Incorporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question, whether such indemnification by its is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The following exhibits are filed with this registration statement:

Exhibit
Number	Description

4.1	Second Amended and Restated Articles of Incorporation of the Company as filed with the Colorado Secretary of State on January 20, 2012 (incorporated by reference from the Current Report on Form 8-K filed with the SEC on January 24, 2012, Exhibit 3.1, File No. 001 33190).
4.2	Articles of Amendment to the Second Amended and Restated Articles of Incorporation of the Company as filed with the Colorado Secretary of State on January 24, 2012 (incorporated by reference from the Current Report on Form 8 K filed with the SEC on January 24, 2012, Exhibit 3.2, File No. 001 33190).
4.3	Articles of Amendment to the Second Amended and Restated Articles of Incorporation as filed with the Colorado Secretary of State on July 25, 2022 (incorporated by reference from the Current Report on the Form 8-K filed with the SEC on July 28, 2022, Exhibit 3.1, File No. 001-33190).
4.4	Amended and Restated Bylaws of the Company (incorporated by reference from the Current Report on Form 8-K filed with the SEC on March 12, 2012, Exhibit 3.2, File No. 001-33190).

5.1	Opinion of Polsinelli PC.
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.2	Consent of Polsinelli PC (included in Exhibit 5.1)
23.3	Consent of Pistrelli, Henry Martin y Associados S.R.L., Buenos Aires, Argentina, member of Ernst & Young Global Limited
23.4	Consent of Mining Plus US Corporation
23.5	Consent of P&E Mining Consultants Inc.
23.6	Consent of SLR Consulting Ltd.
23.7	Consent of Aleksandr Mitrofanov
23.8	Consent of Daniel D. Downton
23.9	Consent of Kenneth Tylee
23.10	Consent of Channa Kumarage
23.11	Consent of Michael C. Bauman
23.12	Consent of Benjamin Bermudez
23.13	Consent of Kevin W. Kunkel
23.14	Consent of Independent Mining Consultants Inc.
23.15	Consent of Forte Dynamics
23.16	Consent of W. David Tyler
23.17	Consent of Samuel Engineering Inc.
23.18	Consent of Stantec Consulting International Ltd.
23.19	Consent of Knight Piésold Ltd
23.20	Consent of SRK Consulting UK Limited
23.21	Consent of Sheila Daniel
23.22	Consent of Steven Sibbick
23.23	Consent of William Bagnell
23.24	Consent of Benoit Bisssonnette
23.25	Consent of Lewis Kitchen
23.26	Consent of Piers Wendlandt
23.27	Consent of James Tod
24.1	Power of Attorney (included on the signature page of this Form S-8).
99.1	Amended and Restated Equity Incentive Plan dated as of March 17, 2015 (incorporated by reference from the Current Report on Form 8-K filed with the SEC on May 29, 2015, Exhibit 4.1, File No. 001-33190).
99.2	First Amendment to the Amended and Restated Equity Incentive Plan dated April 16, 2021 (incorporated by reference from the Current Report on Form 8-K filed with the SEC on June 30, 2021, Exhibit 10.1, File No. 001-33190).
107	Fee Table

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Ontario, Canada on this 3rd day of November, 2023.

McEWEN MINING INC.

By:	/s/ Robert R. McEwen
Robert R. McEwen
Chief Executive Officer

POWER OF ATTORNEY

Know All Persons By These Presents, that each person whose signature appears below constitutes and appoints Robert R. McEwen and Carmen Diges, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in their name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates stated:

/s/ ROBERT R. MCEWEN	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	November 3, 2023
Robert R. McEwen

/s/ PERRY ING	Interim Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 3, 2023
Perry Ing

/s/ ALLEN V. AMBROSE	Director	November 3, 2023
Allen V. Ambrose

/s/ RICHARD W. BRISSENDEN	Director	November 3, 2023
Richard W. Brissenden

/s/ WILLIAM SHAVER	Director and Interim Chief Operating Officer	November 3, 2023
William Shaver

/s/ IAN J. BALL	Director	November 3, 2023
Ian Ball

/s/ MERRI SANCHEZ	Director	November 3, 2023
Dr. Merri Sanchez

/s/ ROBIN DUNBAR	Director	November 3, 2023
Robin Dunbar

/s/ MICHELLE MAKORI	Director	November 3, 2023
Michelle Makori